                                                                      EXHIBIT 12

                                  ONEOK, Inc.
          Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividend Requirements



                           Three Months       Year Ended                            Years Ended August 31,
                              Ended          December 31,   --------------------------------------------------------------------
                           March 31, 2000       1999           1999           1998        1997        1996           1995
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                                                                (Thousands of Dollars)
Fixed Charges, as defined
   Interest on long-term      $  16,220      $  44,786     $  37,087      $  30,846   $  31,354    $  31,748     $  32,345
    debt
   Other interest                 5,151         18,993        14,440          3,723       3,376        3,184         4,934
   Amortization of debt             614          1,960         1,282            506         518          530           512
    discount and expense
   Interest on lease                620          2,604         2,604          2,325       2,266        2,266         2,266
    agreements
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       Total Fixed Charges       22,605         68,343        55,413         37,400      37,514       37,728        40,057
Preferred dividend               14,960         59,971        61,061         44,228         285          428           428
 requirements
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Total fixed charges and       $  37,565      $ 128,314     $ 116,474      $  81,628   $  37,799    $  38,156     $  40,485
  preferred dividend
   requirements
================================================================================================================================
Earnings before income        $  98,117      $ 168,306     $ 169,552      $ 168,380   $  94,107    $  85,873     $  68,146
 taxes and income from
  equity investees
Total fixed charges              22,605         68,343        55,413         37,400      37,514       37,728        40,057
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Earnings available for        $ 120,722      $ 236,649     $ 224,965      $ 205,780   $ 131,621    $ 123,601     $ 108,203
 combined fixed
  charges and preferred
   dividend requirements
================================================================================================================================
Ratio of earnings to               3.21x          1.84x         1.93x          2.52x       3.48x        3.24x         2.67x
 combined fixed charges and
  preferred dividend
   requirements
================================================================================================================================

   Pro Forma Computation of Ratio of Earnings to Combined Fixed Charges and
                     Preferred Stock Dividend Requirements
               Giving Effect to the Acquisition Discussed Herein

                            Three Months      Year Ended
                               Ended         December 31,
                           March 31, 2000       1999
----------------------------------------------------------------
                              (Thousands of Dollars)
Fixed Charges, as defined
   Interest on long-term      $  19,354      $  57,321
    debt
   Other interest                 5,151         18,993
    Amortization of debt            614          1,960
     discount and expense
    Interest on lease             1,680          6,186
     agreements
----------------------------------------------------------------
Total Fixed Charges              26,799         84,460
   Preferred dividend            14,960         59,971
    requirements
----------------------------------------------------------------
Total fixed charges and       $  41,759      $ 144,431
  preferred dividend
   requirements
================================================================
Earnings before income        $ 109,599      $ 167,565
 taxes and income from
 equity investees
Total fixed charges              26,799         84,460
----------------------------------------------------------------
Earnings available for        $ 136,398      $ 252,025
 combined fixed
  charges and preferred
   dividend requirements
================================================================
Ratio of earnings to               3.27x          1.75x
 combined fixed charges and
  preferred dividend
   requirements
================================================================

For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.